Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-219410 on Form S-1 of our report dated March 1, 2017, relating to the consolidated financial statements and financial statement schedules of Great-West Life & Annuity Insurance Company (“GWLA” or the “Company”) appearing in the Annual Report on Form 10-K of Great-West Life & Annuity Insurance Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 15, 2017